Exhibit 99.1

Wayside Technology Group Reports Third Quarter 2021 Results

Continued Sales Momentum Drives 56% Increase in Gross Profit; Operating Leverage More Than Doubles Net Income and Adjusted EBITDA

EATONTOWN, N.J., November 3, 2021 -- Wayside Technology Group, Inc. (NASDAQ: WSTG) (“Wayside” or the “Company”), a value-added global IT channel company providing innovative sales and distribution solutions for emerging technology vendors, is reporting results for the third quarter ended September 30, 2021.

Second Quarter 2021 Highlights vs. Year-Ago Quarter

●	Net sales increased 13% to $68.9 million.
●	Adjusted gross billings (a non-GAAP financial measure defined below) increased 33% to $226.9 million.
●	Gross profit increased 56% to a record $11.3 million.
●	Net income increased more than 4x to $2.4 million or $0.55 per diluted share.
●	Adjusted EBITDA (a non-GAAP financial measure defined below) more than doubled to a record $4.2 million.

Management Commentary

“Our third quarter results reflect another period of strong growth and profitability resulting from organic growth initiatives and the integration of CDF, which was acquired in November of last year,” said CEO Dale Foster. “Excluding CDF from our Q3 results, gross profit would have still increased more than 20% as we continue to successfully deepen relationships with existing vendors and customers while vetting new emerging technologies to add to our line card. In fact, we increased billings with nine out of our top ten vendors during the quarter.

“Looking ahead to what is typically our strongest quarter of the year, we expect to exit 2021 on another high note in the fourth quarter and carry our momentum into next year. The investments we have made in our business over the past several quarters are beginning to generate solid operating leverage and bottom-line margin expansion; however, we still have room to further improve. We are also actively identifying acquisition opportunities that can enhance our geographic footprint, service and solution offerings, and we look forward to executing on that initiative in the quarters ahead.”

Dividend

Subsequent to the quarter end, on November 2, 2021, Wayside’s board of directors declared a quarterly dividend of $0.17 per share of its common stock payable on November 19, 2021 to shareholders of record on November 15, 2021.

Third Quarter 2021 Financial Results

Net sales in the third quarter of 2021 increased 13% to $68.9 million compared to $60.9 million for the same period in 2020. This reflects both strong organic growth from new and existing vendors as well as the benefit from the acquisition of CDF, which occurred in November 2020.

Adjusted gross billings in the third quarter of 2021 increased 33% to $226.9 million compared to $171.0 million for the same period in 2020.

Gross profit in the third quarter of 2021 increased 56% to $11.3 million compared to $7.2 million for the same period in 2020. The increase in gross profit was driven by new and existing vendors, several customers that did not fully utilize discounts for early pay, as well as contribution from CDF.

Total selling, general, and administrative (“SG&A”) expenses in the third quarter of 2021 were $8.1 million compared to $6.4 million for the same period in 2020. SG&A as a percentage of adjusted gross billings was 3.6% for the third quarter of 2021 compared to 3.8% for same period in 2020. The $1.7 million increase was primarily driven by incremental costs related to the operations of CDF. Further, these expenses reflect increased investments ahead of the Company’s growth objectives, which are expected to drive continued increases in gross profit during the coming quarters.

Net income in the third quarter of 2021 increased more than 4x to $2.4 million or $0.55 per diluted share, compared to $0.5 million or $0.13 per diluted share for the same period in 2020.

Adjusted EBITDA in the third quarter of 2021 increased 128% to $4.2 million compared to $1.9 million for the same period in 2020. The increase was driven by operating leverage, organic growth and the acquisition of CDF.

Effective margin, which is defined as adjusted EBITDA as a percentage of gross profit, increased significantly to 37.4% in the third quarter of 2021 compared to 25.6% for the same period in 2020.

Cash and cash equivalents were $29.9 million on September 30, 2021, compared to $29.3 million at December 31, 2020, while working capital increased by $5.5 million during this period. The Company remained debt free on September 30, 2021, with no borrowings outstanding under either its $20 million or £8 million credit facilities.

Financial results include operations from the acquisition of CDF Group effective November 6, 2020.

Conference Call

The Company will conduct a conference call tomorrow, November 4, 2021, at 8:30 a.m. Eastern time to discuss its results for the third quarter ended September 30, 2021.

Wayside management will host the conference call, followed by a question-and-answer period.

Date: Thursday, November 4, 2021
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: (844) 946-0286
International dial-in number: (602) 585-9685
Conference ID: 3096219

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Elevate IR at (949) 200-4603.

The conference call will be broadcast live and available for replay here and on the investor relations section of the Company’s website at www.waysidetechnology.com.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is a value-added IT distribution and solutions company specializing in emerging and disruptive technologies. Wayside operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter, TechXtend and CloudKnowHow. The Company provides IT distribution and solutions for emerging companies in the Security, Data Management, Cloud, Connectivity, Storage & HCI, Virtualization, and Software & ALM industries.

Additional information can be found by visiting www.waysidetechnology.com.

Non-GAAP Financial Measures

Wayside Technology uses non-GAAP financial measures, including adjusted gross billings and adjusted EBITDA, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Wayside’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The attached tables provide a reconciliation of each non-GAAP financial measure to the most nearly comparable measure under U.S. GAAP.

Forward-Looking Statements

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the Company, the global economy, and financial markets.

The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, including the impact on the Company’s reseller partners and the end customer markets they serve, among others. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
drew@waysidetechnology.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(949) 200-4603

WSTG@elevate-ir.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$29,934	$29,348
Accounts receivable, net of allowances of $940 and $892, respectively	98,413	93,821
Inventory, net	3,685	4,936
Vendor prepayments and advances	3,950	1,235
Prepaid expenses and other current assets	4,181	3,837
Total current assets	140,163	133,177

Equipment and leasehold improvements, net	1,999	2,308
Goodwill	17,133	16,816
Other intangibles, net	10,136	10,625
Right-of-use assets, net	1,610	1,933
Accounts receivable long-term	97	304
Other assets	494	257
Deferred income tax assets	104	113
Total assets	$171,736	$165,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$118,272	$116,692
Lease liability, current portion	441	490
Total current liabilities	118,713	117,182

Lease liability, net of current portion	1,818	2,167
Deferred income tax liabilities	1,738	1,467
Total liabilities	122,269	120,816

Stockholders’ equity
Common Stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,431,637 and 4,361,997 shares outstanding, respectively	53	53
Additional paid-in capital	31,761	31,962
Treasury stock, at cost, 852,863 and 922,503 shares, respectively	(13,687)	(14,747)
Retained earnings	31,696	28,191
Accumulated other comprehensive loss	(356)	(742)
Total stockholders’ equity	49,467	44,717
Total liabilities and stockholders’ equity	$171,736	$165,533

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

( Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2021	2020	2021	2020

Net sales	$207,074	$180,124	$68,911	$60,919

Cost of sales	173,934	157,609	57,592	53,682

Gross profit	33,140	22,515	11,319	7,237

Selling, general and administrative expenses	24,312	16,866	7,761	5,993
Legal and financial advisory expenses, net - unsolicited bid and related matters	-	1,752	-	(81)
Acquisition related costs	-	982	-	344
Amortization & depreciation expense	1,177	403	381	164
Total selling, general and administrative expenses	25,489	20,003	8,142	6,420

Income from operations	7,651	2,512	3,177	817

Interest, net	362	105	60	19
Foreign currency transaction (loss) gain	(107)	211	(41)	(67)
Income before provision for income taxes	7,906	2,828	3,196	769
Provision for income taxes	2,155	881	756	239

Net income	$5,751	$1,947	$2,440	$530

Income per common share - Basic	$1.31	$0.44	$0.55	$0.13
Income per common share - Diluted	$1.31	$0.44	$0.55	$0.13

Weighted average common shares outstanding - Basic	4,263	4,306	4,282	4,218
Weighted average common shares outstanding - Diluted	4,263	4,306	4,282	4,218

Dividends paid per common share	$0.51	$0.51	$0.17	$0.17

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

(Amounts in thousands, except per share data)

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Nine months ended		Three months ended
	September 30,		September 30,
	2021	2020	2021	2020
Adjusted Gross Billings (Non-GAAP) (1)

Net sales	$207,074	$180,124	$68,911	$60,919
Costs of sales related to sales where the Company is an agent	465,843	322,732	158,025	110,099
Adjusted gross billings (Non-GAAP)	$672,917	$502,856	$226,936	$171,018

(1)	We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to sales where the Company is an agent. We provided a reconciliation of adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The table below presents net income reconciled to net income reconciled to adjusted EBITDA (2):

	Nine months ended		Three months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income reconciled to adjusted EBITDA:

Net income	$5,751	$1,947	$2,440	$530
Provision for income taxes	2,155	881	756	239
Depreciation and amortization	1,177	403	381	164
Interest expense	52	60	16	19
EBITDA	9,135	3,291	3,593	952
Share-based compensation	1,253	1,037	637	637
Legal and financial advisory expenses, net - unsolicited bid and related matters	-	1,752	-	(81)
Acquisition related costs	-	982	-	344
Adjusted EBITDA	$10,388	$7,062	$4,230	$1,852

	Nine months ended		Three months ended
	September 30,		September 30,
	2021	2020	2021	2020
Components of interest, net

Amortization of discount on accounts receivable with extended payment terms	$(50)	$(136)	$(7)	$(29)
Interest income	(364)	(29)	(69)	(9)
Interest expense	52	60	16	19
Interest, net	$(362)	$(105)	$(60)	$(19)

(2)	We define adjusted EBITDA, as net income, plus provision for income taxes, depreciation, amortization, share-based compensation, interest, legal and financial advisory expenses, net – unsolicited bid and related matters and acquisition related costs. We define effective margin as adjusted EBITDA as a percentage of gross profit. We provided a reconciliation of adjusted EBITDA to net income, which is the most directly comparable US GAAP measure. We use adjusted EBITDA as a supplemental measure of our performance to gain insight into our businesses profitability when compared to the prior year and our competitors. Adjusted EBITDA is also a component to our financial covenants in our credit facility. Our use of adjusted EBITDA has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, or similarly titled measures differently, which may reduce their usefulness as comparative measures.